Exhibit 4.1

SECURED PROMISSORY NOTE

$1,500,000           September 5, 2019

Payment of Principal and Interest.  FOR VALUE RECEIVED, Astrotech Corp., a Delaware corporation (“Maker”), hereby promises to pay to the order of Thomas B. Pickens III   (“Lender”), in the manner hereinafter provided, the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($1,500,000.00) (the “Principal Amount”) together with interest on the outstanding Principal Amount from the date of the initial disbursement (for purposes of this Note, “disbursement” means the date funds are wire transferred from Lender’s account) of the principal of this Note until September 5, 2020 (the “Maturity Date”).  Interest under this Secured Promissory Note (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Note”) shall accrue at the rate of eleven percent (11.0%) per annum (the “Interest Rate”).  Interest shall be payable in arrears and calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.  Accrued but unpaid interest shall be due and payable together with each payment of the Principal Amount set forth in this Note either on the Maturity Date, upon the occurrence of an Event of Default (as defined below) or upon any prepayment as set forth in Section 2 below.

1.Manner of Payment.  All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Lender in writing.  If any payment of the Principal Amount or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

2.Prepayment.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount due under this Note, provided that each such prepayment is accompanied by accrued but unpaid interest on the Principal Amount prepaid calculated to the date of such prepayment.

3.Events Of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a)If Maker shall fail to pay when due any payment of the Principal Amount or interest on this Note, provided that Maker has not cured such payment within fifteen (15) calendar days of written notice of non-payment from Lender.

(b)If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

Exhibit 4.1

(c)If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of its properties; or (ill) orders the liquidation of Maker.

(d)If Maker enters into any of the following: (i) any merger with or into, acquisition of the equity interests of, consolidation with, or other similar transaction; (ii) the sale, transfer, lease, license or other disposition of all or substantially all of its assets; or (iii) any transaction or series of related transactions pursuant to which any third party person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the total voting power of Maker’s then outstanding securities.

(e)If Maker shall incur any indebtedness senior to this Note, other than in the ordinary course of business, without the consent of Lender.

4.Remedies Upon Event of Default.  Upon the occurrence of an Event of Default hereunder, Lender at its option, may:  (i) declare the entire unpaid principal balance and all unpaid accrued interest owing on this Note, due and payable immediately upon written notice to the Maker; (ii) sue on this Note; (iii) pursue any and all other remedies available to Lender at law or equity; or (iv) pursue any combination of the above.  Maker shall pay all reasonable costs and expenses incurred by or on behalf of Lender in connection with Lender’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

5.Security.  The obligations of the Maker under this Note are secured by all assets of Maker and certain subsidiaries of Maker pursuant to the Security Agreement, dated as of August __, 2019 between the Maker, the subsidiaries of the Maker and the Secured Party (as defined therein).

6.Miscellaneous.

6.1Mutilated, Lost, Stolen or Destroyed Note.  In case this Note shall be mutilated, lost, stolen or destroyed, Maker shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, a new Note of like tenor, but only upon receipt of evidence reasonably satisfactory to Maker of such loss, theft, or destruction of such Note and reasonable indemnity or bond, if requested, also reasonably satisfactory to Maker.

6.2Maximum Interest.  Maker and Lender intend to conform strictly to the applicable usury laws.  In no event shall Lender be entitled to interest exceeding the maximum rate permitted by law.  If Lender ever receives an amount designated as interest which would exceed the highest lawful rate, the amount which would be excessive interest shall be considered to be a reduction of principal and not a payment of interest.

6.3Notices.  All notices and other communications required or permitted by this Note shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by facsimile or e-mail,  or (c) sent by registered or certified mail, return receipt requested, in each case to the

Exhibit 4.1

following addresses, facsimile numbers or e-mail addresses (or to such other address, facsimile number, e-mail address or person as Maker or Lender may designate by notice to the other):

If to Lender:

Thomas B. Pickens III
2901 Scenic Dr.

Austin, TX  78703
Email: tpickens@astrotechcorp.com

If to Maker:

Astrotech Corp.
201 West 5th Street, Suite 1275

Austin, Texas  78701

Attn: Eric Stober, CFO

Email: estober@astrotechcorp.com

All notices and other communications shall be deemed have been duly given (as applicable):  if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

6.4Entire Agreement.  This Note supersedes all prior agreements, whether written or oral, between Maker and Lender with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between Maker and Lender with respect to its subject matter.  All parties hereto have had the opportunity to review this Note with their counsel.  This Note is the result of good faith, arms-length negotiations.

6.5Modifications; Waiver.  No provision of this Note may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by Maker and Lender.  Neither any failure nor any delay by Maker or Lender in exercising any right, power or privilege under this Note or any of the documents referred to in this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

6.6Assignments, Successors and No Third Party Rights.  Neither Maker nor Lender may assign any of its rights or delegate any of its obligations under this Note without the prior written consent of the other. Any purported assignment without written consent of the other party shall be void and of no effect.  This Note will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of Maker and Lender. Nothing expressed or referred to in this Note will be construed to give any person other than Maker and

Exhibit 4.1

Lender any legal or equitable right, remedy or claim under or with respect to any provision of this Note.

6.7Severability.  If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.8Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive venue and jurisdiction of the courts of the State of Texas located in Travis County and the United States District Court for the Western District of Texas for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby, and agrees that such venue and jurisdiction are appropriate and convenient for the parties. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

6.9Time of Essence.  With regard to all dates and time periods set forth or referred to in this Note, time is of the essence.

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Exhibit 4.1

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ASTROTECH CORP.
By: /s/ Eric Stober Eric Stober Chief Financial Officer
ACKNOWLEDGED AND AGREED AS OF THE DATE FIRST STATED ABOVE:
/s/ Thomas B. Pickens III Thomas B. Pickens III

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